Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 02/21/2020 11:48 AM
Original ID: 2010-000588847
Amendment ID: 2020-002764987

Profit Corporation
Articles of Amendment

1. Corporation name:

Mission Mining Company

2. Article number(s) Article 7 is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

Preferred Shares Creation:
Designation and Amount. The designation of this class of stock shall be "Special 2019 Series A Preferred, par value $.0001"
The number of authorized shares of Special 2019 Series A Preferred Stock is one (1) share.

(The par share value and effective date are hereby ammended)
See attached for additional information.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 12/23/2019
(Date – mm/dd/yyyy)

RECEIVED
FEB 10 2020
WYOMING
SECRETARY OF STATE

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 02/03/2020

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Benjamin Berry

Title: Custodian / President

Contact Person: Benjamin Berry

Daytime Phone Number: 312-481-6850

Email: info@synergymgtgroup.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☐ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

CERTIFICATE OF DESIGNATION

of

SPECIAL 2019 SERIES A PREFERRED STOCK

of

MISSION MINING COMPANY

(Pursuant to Wyoming Statute § 17-16-748(b)(ii))

MISSION MINING COMPANY, a Wyoming corporation (hereinafter called the *"Corporation"),* hereby certifies that the following resolution was adopted by Synergy Management Group, LLC (the "*Custodian*"), the court appointed custodian of the Corporation pursuant to the Order Granting Application for Appointment of Synergy Management Group, LLC as Custodian of MISSION MINING COMPANY, granted in the District Court, Laramie County Wyoming, docket no. 192-060 on December 3rd, 2019 (the "*Order*").

RESOLVED, that pursuant to the authority granted to and vested in the Custodian in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, and the Order, the Custodian hereby fixes the relative rights, preferences, and limitations of the Corporation's Special 2019 Series A Preferred Stock as follows:

Special 2019 Series A Preferred Stock

Section 1. *Designation and Amount.* The designation of this class of capital stock shall be "Special 2019 Series A Preferred", par value $.0001 per share (the "*2019 Series A Preferred Stock*"). The number of authorized shares of 2019 Series A Preferred Stock is one (1) share.

Section 2. *Voting Rights.* Except as otherwise required by law, the holder of the share of 2019 Series A Preferred Stock shall have the following rights:

(a) Number of Votes; Voting with Common Stock. Except as provided by Wyoming statutes or Section 2(b) below), the holder of the 2019 Series A Preferred Stock shall vote together with the holders of preferred stock (including on an as converted basis), par value $0.0001, and common stock, par value $0.0001 per share, of the Corporation (the "Common Stock") as a single class. The 2019 Series A Preferred Stock stockholder is entitled to 60% of all votes (including, but not limited to, common stock, and preferred stock (including on an as converted basis) entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The 2019 Series A Preferred Stock shall not be divided into fractional shares.

(b) Adverse Effects. The Corporation shall not amend, alter or repeal the preferences, rights, powers or other terms of the 2019 Series A Preferred Stock so as to affect adversely the 2019 Series A Preferred Stock or the holder thereof without the written consent or affirmative vote of the holder of the 2019 Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

Section 3. *Conversion into common shares.* The share of 2019 Series A Preferred Stock shall convert into common shares at a conversion rate of 1 preferred to 150,000,000 common shares. The holder of the 2019 Series A Preferred Stock can affect the conversion at any time. The conversion in to common is a right and conversion is not required.

Section 4. *Dividends, Liquidation.* The share of 2019 Series A Preferred Stock shall not be entitled to any dividends in respect thereof and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation.

Section 5. *No Impairment.* The Corporation shall not intentionally take any action which would impair the rights and privileges of the 2019 Series A Preferred Stock set forth herein or the rights of the holder thereof. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the 2019 Series A Preferred Stock against impairment.

Section 6. *Replacement Certificate.* In the event that the holder of the 2019 Series A Preferred Stock notifies the Corporation that the stock certificate evidencing the share of 2019 Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2019 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2019 Series A Preferred Stock, provided that the holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 2019 Series A Preferred Stock certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this 4th day of December, 2019.

MISSION MINING COMPANY

By: Synergy Management Group, LLC, its Custodian

By: ______________________
Name: Benjamin Berry
Its: President